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                                                                    EXHIBIT 99.1

                              SABINE ROYALTY TRUST

                                                             NEWS RELEASE

                          SABINE ROYALTY TRUST DECLARES
                     MONTHLY CASH DISTRIBUTION FOR SEPTEMBER

         DALLAS, TEXAS, SEPTEMBER 5, 2003 - Bank of America, N.A., Dallas, Texas, as Trustee of the Sabine Royalty Trust (NYSE - SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.21924 per unit, payable on September 29, 2003, to unit holders of record on September 15, 2003.

         Due to the timing of the end of the month of August, approximately $907,000 of revenue received will be posted in the following month of September in addition to normal receipts during September.

         Effective July 1, 2003, unit holders who are not Oklahoma residents are subject to a new 5% Oklahoma income tax withholding tax. The withholding tax applies to the Oklahoma share of the Trust's income. The withholding tax reduces the amount of cash that the unit holders who are not Oklahoma residents are receiving in this distribution. The Oklahoma Tax Commission ("OTC") is in the process of updating its website to include information about this new withholding tax. The OTC's website address is: http://www.oktax.state.ok.us/passwith.html. More specific tax information as to timing and filing of the tax withheld will follow soon.

         For more information on Sabine Royalty Trust, please visit our website at www.sbr-sabineroyalty.com.

                                      * * *

         Contact:     Ron E. Hooper
                      Senior Vice President
                      Bank of America, N.A.
                      Toll Free - 800.365.6541